Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

April 21, 2017

SEARS HOLDINGS DETAILS PROGRESS AND FURTHER ACTIONS UNDER

STRATEGIC RESTRUCTURING PROGRAM

Delivers Significant Progress on Previously Announced Cost Savings Target of $1.0 Billion for 2017

Evaluating Bids for Real Estate Properties in Excess of $700 Million

Increases Annualized Cost Savings Target to $1.25 Billion to Offset Continued Revenue Pressures in the Retail Environment

Names Rob Riecker Chief Financial Officer of Sears Holdings

HOFFMAN ESTATES, IL—Sears Holdings Corporation (“Holdings,” “we,” “us,” “our,” or the “Company”) (NASDAQ: SHLD) today provided an update on its strategic restructuring program, including incremental actions to increase its annualized cost savings target to $1.25 billion from $1.0 billion. In addition, the Company provided an update on its efforts to enhance its liquidity and financial flexibility.

“Earlier this year, we initiated a strategic restructuring program and committed to improving our operating performance and financial flexibility in a very challenging retail environment,” said Edward S. Lampert, Chairman and Chief Executive Officer of Sears Holdings. “While we have made significant progress in reducing our cost base and enhancing our member value proposition, we need to take further action. Accordingly, we will increase our structural cost savings target by $250 million on an annualized basis and accelerate our efforts to maximize value from our real estate portfolio, which we believe will improve our financial flexibility as we pursue our strategic transformation.”

Restructuring Program Update

Sears Holdings has achieved significant progress in its restructuring program, with $700 million in annualized cost savings already actioned to date. The initiatives being taken to realize $1.25 billion in annualized cost savings in 2017 include:

•	The previously announced closure of 150 non-profitable stores, comprised of 108 Kmart and 42 Sears locations, which has been completed;

•	The closure of 92 underperforming pharmacy operations in certain Kmart stores and 50 Sears Auto Center locations;

•	Simplification of the organizational structure of Sears Holdings through consolidation of the leadership of retail operations for Sears and Kmart and elimination of certain senior management roles; and

•	A comprehensive review of the Company’s value chain to identify broader opportunities for competitively priced products and drive operational efficiencies.

“Consistent with our ongoing strategy of focusing on our Best Stores, Best Categories and Best Members, we will continue to take difficult yet necessary actions. As we sharpen our focus on profitable areas of our business, we will also continue to closely evaluate the longer-term viability of stores where a clear path to return to profitability is not in sight. We are determined to take all necessary actions to improve the performance of Sears Holdings and will leverage our lease optionality to reconfigure our stores and reduce capital obligations,” Mr. Lampert said.

In addition to improving its operating performance, the Company remains focused on its integrated retail strategy and is actively pursuing a number of new partnerships and other membership offerings. The actions outlined today will reduce the Company’s overall cash funding requirements and support its continued focus on the evolution of the Shop Your Way ecosystem to deliver more value and better services for its members.

Liquidity and Capital Raising Actions

Since the beginning of the calendar year, the Company has successfully executed numerous transactions to raise additional capital to fund its operations and continued transformation:

•	Closed the previously announced Secured Loan Facility and standby letter of credit facility, collectively totaling up to $1.0 billion;

•	Amended its existing asset-based credit facility, which provided an additional $250 million of availability by increasing the short-term borrowing basket from $750 million to $1.0 billion;

•	Completed the sale of the Craftsman brand to Stanley Black & Decker for a net present value of over $900 million in cash; and

•	Monetized certain real estate properties for $177.5 million.

The Sears Holdings Board of Directors has also established a Special Committee of independent directors to market certain real estate properties. The Special Committee has retained Eastdil Secured, Centerview Partners, and Weil, Gotshal & Manges LLP as its advisors. The marketing process is actively proceeding. As of the date of this release, the Special Committee has received non-overlapping bids in excess of $700 million on over 60 separate real estate properties. The Special Committee is expecting additional bids in the near future, however will withdraw any property for which an acceptable sale price cannot be obtained. Sales proceeds will be used to reduce debt and strengthen the Company’s balance sheet.

Additionally, Sears Holdings is in discussions with its lenders to evaluate refinancing options for its secured loan facility maturing in July 2017. The Company will provide an update on the status of these efforts prior to the end of May 2017.

First Quarter Update

The retail environment remained challenging with continued softness in store traffic and elevated price competition. Since the beginning of the fiscal year, comparable store sales at Sears and Kmart declined 11.9% on a combined basis, 10.8% when excluding consumer electronics, compared to the prior-year period. Despite the softness in our retail channels, our Home Services business continued to perform well and we believe it is positioned for continued growth for the balance of the year. As a result of the Craftsman transaction and the sale of certain real estate properties, the Company expects to report positive net income for the first quarter of 2017. We currently expect that our first quarter 2017 net income attributable to Sears Holdings’ shareholders will range between $185 million and $285 million, which excludes the impact of any additional store closure announcements, real estate sales or impairments. In addition, we currently expect our first quarter 2017 Adjusted EBITDA will range between $(230) million and $(190) million, compared to Adjusted EBITDA of $(181) million in the first quarter of 2016. The

Company continues to focus on reducing inventory and operating expenses, and is taking incremental actions to improve its performance as outlined above.

We have provided a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income attributable to Holdings’ shareholders below.

Chief Financial Officer Appointment

The Company today announced that Rob Riecker, currently Controller and Head of Capital Market Activities, has been appointed Chief Financial Officer of Sears Holdings, effective immediately. Mr. Riecker joined the Company in 2005 as Assistant Controller and served in various senior positions within the Company’s Finance organization. Mr. Riecker succeeds Jason Hollar, who has resigned from Sears Holdings to pursue another career opportunity.

“Rob is a strong leader with significant institutional knowledge through his 11 year tenure with the Company. Rob’s financial acumen, as well as his long-standing relationships with our vendor and lender partners make him highly qualified for the role. Our Board of Directors and entire management team have great respect for Rob and his abilities, and we look forward to working with him in his new role. We also thank Jason for his contributions to Sears Holdings and wish him well on his next venture,” Mr. Lampert said.

Adjusted EBITDA Reconciliation

In addition to our net income attributable to Sears Holdings’ shareholders determined in accordance with Generally Accepted Accounting Principles (“GAAP”), for purposes of evaluating operating performance, we use Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), which is a non-GAAP measure. The table set forth below provides a reconciliation of as-adjusted amounts to net income attributable to Holdings’ shareholders, the most directly comparable GAAP financial measure. We believe that our use of Adjusted EBITDA provides an appropriate measure for investors to use in assessing our performance across periods, given that these measures provide adjustments for certain significant items, which may vary significantly from period to period, improving the comparability of year-to-year results and is therefore representative of our ongoing performance. Therefore, we have adjusted our results for them to make our statements more useful and comparable. However, we do not, and do not recommend that investors solely use adjusted amounts to assess our financial performance.

Millions	Q1 2017 Range
• Expected net income attributable to Holdings’ shareholders	$185	$285
• Plus domestic pension expense(1) and significant items not included in Adjusted EBITDA(2)	50	60
• Plus income statement line items not included in EBITDA consisting of income taxes, interest expense, interest and investment loss, depreciation and amortization expense and gain on sales of assets	(465)	(535)

Adjusted EBITDA	$(230)	$(190)

(1)

The annual pension expense included in our statement of operations related to our legacy domestic pension plans is comprised of interest cost, expected return on plan assets and amortization of experience losses. Gains and losses occur when actual experience differs from the estimates used to allocate the change in value of pension plans to expense throughout the year or when assumptions change, as they may each year. Significant factors that can contribute to the recognition of actuarial gains and losses include changes in discount rates used to remeasure pension obligations on an annual basis or, upon a qualifying remeasurement, differences between actual and expected returns on plan assets and other changes in actuarial assumptions. Management believes these actuarial gains and losses are primarily financing activities that are more reflective of changes in current conditions in global financial markets (and in particular interest rates) that are not directly related to the underlying business and that do not have an immediate, corresponding impact on the benefits provided to eligible retirees. This adjustment eliminates the entire pension expense from the statement of operations to improve comparability.

(2)	Significant items not included in Adjusted EBITDA include impairment charges related to fixed assets, closed store and severance charges and transaction costs associated with strategic initiatives.

Forward-Looking Statements

This press release contains forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about our strategic restructuring, our transformation through our integrated retail strategy, our plans to redeploy and reconfigure our assets, our plans to market and sell a portion of our existing real estate assets, our liquidity, our ability to refinance existing indebtedness, our ability to exercise financial flexibility as we meet our obligations and pursue possible strategic transactions, and other statements that describe the Company’s plans. Whenever used, words such as “will,” “expect,” and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements, including these, are based on the current beliefs and expectations of our management and are subject to significant risks, assumptions and uncertainties, many of which are beyond the Company’s control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Detailed descriptions of other risks relating to Sears Holdings are discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

About Sears Holdings Corporation

Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve our members—wherever, whenever and however they want to shop. Sears Holdings is home to Shop Your Way®, a social shopping platform offering members rewards for shopping at Sears and Kmart as well as with other retail partners across categories important to them. The Company operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation, with full-line and specialty retail stores across the United States. For more information, visit www.searsholdings.com

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